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                                                              Exhibit 10(m)

January 29, 1996




Mr. Raymond S. Vogt
21W701 Clifford Road
Glen Ellyn, IL 60137

Dear Ray:

It is certainly my pleasure to set forth in writing, the terms of our offer of employment.

We are pleased to offer you the position of Vice President, Human Resources for The Lincoln Electric Company. In this position, you will report to the President and Chief Operating Officer.

The salary for this position is $131,000 per year. In addition, you will be eligible to participate in the Lincoln Electric bonus program. The estimated bonus for your position with our present program is $65,000 giving you an estimated $196,000 of total compensation. This estimate will apply in 1997. However, as we discussed, due to cash flow reasons, Lincoln will pay the $131,000 annual salary in 1996 plus give you a $15,000 one-time up-front payment upon your move to Cleveland. Thus, your bonus for 1996 will be a maximum of $50,000.

As a full-time employee you will be eligible for coverage under our benefit programs. These include, in addition to our incentive system, group medical insurance, group life insurance, retirement annuity, vacation, 401(k), deferred compensation, and our Supplemental Employee Retirement Plan, as well as stock programs.

Your participation in our group medical plan is critically important unless you are covered under certain types of a spousal program. Our employees may select from one of the following plans: Blue Cross/Blue Shield (Super Blue), QualChoice, HMO Health Ohio, or Kaiser. Family rates which will be effective through February 29, 1996 vary from $357.42 to $460.00 per month, depending on the plan and level of coverage selected. The company pays the monthly premiums for you during the year, but at the end of each bonus year the total of the premiums paid on your behalf is deducted from your year-end bonus on a pre-tax basis. Included with this letter is a packet of material which describes our various medical plans.


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Page 2
R. Vogt
January 29, 1996

Lincoln Electric will provide you with $10,000 of term life insurance. You may however, optionally subscribe to an additional $40,000 of term life at your expense at the rate available to other Lincoln employees. Our employees pay for the accidental death and dismemberment provision of the company-paid life insurance. In your case, should you elect the optional $40,000, the amount you would pay monthly would be approximately $18.50.

You will also be included in a $750,000 accidental death insurance program with lesser payments for other consequences as a result of an accident.

As you no doubt are aware, service and vesting credit with qualified plans is not permissible. Therefore, you will participate in the Lincoln Electric Retirement Annuity program in the same manner as other new employees of the company. We will however, offer you participation in a non-qualified, non-funded Supplemental Employee Retirement Plan (SERP), which includes a requirement of forty years of service with the company and retirement at age 65 or later. With respect to the latter, we will credit you with thirty years at your starting date. The plan is designed to provide at age 65, 65% of the average income of the three best years out of the previous seven. In general, the 65% will be made up of: our qualified plan, social security and retirement benefits under any retirement or annuity program provided by previous employers and our non-qualified plan. The applicable terms and conditions of the plan as approved by the Board of Directors in 1994 apply, and will be made available to you. You will also be eligible to participate in the 401(k) Plan after one year, and in the recently adopted deferred compensation program which allows for deferral of up to 25% of your pay, inclusive of maxing out on the 401(k).

You will be entitled to five weeks of vacation during 1996.

The service credit will not apply to Quarter Century Club and service pin entitlements.

Although we fully expect a long and productive relationship, you will be covered by an executive severance pay of six months' salary if you are asked to leave the company without cause. Lincoln will continue to maintain medical benefits for you and your family for a period of twenty-four months or until you find other employment, whichever occurs first.

In addition, the company will handle your relocation to Cleveland in the same manner as we handle the transfer of our field employees. The details of our relocation policy are enclosed.

Our offer of employment is contingent upon resolution of the following issues: that you will not be in breach of any obligations of prior employers or other third parties by entering into employment with The Lincoln Electric Company in the position and manner discussed, and you agree that you will under no circumstances use or disclose information which is confidential or proprietary to your previous employers while in the employ of Lincoln Electric, and that you

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Page 3
R. Vogt
January 29, 1996

successfully complete an employment physical assessment evaluation.

We have included two copies each of this Employment Contract and our Employee's Agreement. If you agree, Ray, and we hope you will, would you please sign one copy of each and return them to me by February 15, 1995. You may also contact me at (216) 383-8183 if you have any questions.



                                            Very truly yours,


                                            /s/ Anthony A. Massaro

                                            Anthony A. Massaro
                                            President - International


AAM/r

Enclosures


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                              EMPLOYEE'S AGREEMENT

In consideration of employment or continued employment by The Lincoln Electric Company ("Lincoln Electric") and subject to the terms and conditions set forth below (the "Agreement"), Raymond S. Vogt ("Employee") agrees as follows:

1. Employee agrees that trade secrets and confidential information of Lincoln Electric, described in paragraph 3 of this Agreement, gained by Employee during his/her association with Lincoln Electric, have been developed by Lincoln Electric through substantial expenditures of time, effort and money and constitute valuable and unique property of Lincoln Electric.

2. Employee agrees that, in accordance with this restriction, but without limiting its terms, he/she will not during the term of his/her employment compete with Lincoln Electric, and for a period of two (2) years thereafter, directly or indirectly engage in any of the following activities:

         (i) enter into or accept employment with any business which competes with Lincoln's business; or,

         (ii) solicit or induce or attempt to solicit or induce, directly or indirectly, any employee(s) or consultant(s) of Lincoln Electric to terminate their employment or other association with Lincoln Electric.

         For purposes of this Paragraph 2, Lincoln Electric's business is defined as the development, testing, design, manufacture, and sale or distribution of welding and cutting equipment, welding consumables, including hardfacing, stainless and alloy electrode, industrial motors, robotic and automated welding equipment, fume extraction equipment, and related products(the "Products") and the methods or processes for the formulation, testing, design and manufacture of said Products (the "Methods" or "Processes").

3. Employee will keep in strict confidence, and will not, directly or indirectly, at any time during or after his/her employment, disclose or use (except when performing duties of employment hereunder) any trade secret or confidential information of Lincoln Electric. Such confidential information includes, without limitation: cost and price information; sources of supply for capital equipment, components and raw materials; technical information regarding the formulation, development, testing, design, manufacture and use of Products, Methods, Processes, machinery and equipment of Lincoln Electric; together with any other information which would constitute a trade secret.

         Employee agrees to return to Lincoln Electric at the end of his/her employment any and all material, including, but not limited to, technical or production documents and other documents or materials described above belonging to Lincoln Electric, or which Employee may have obtained from Lincoln Electric while employed by Lincoln Electric.




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Page 2.


4. Employee agrees to assign to Lincoln Electric his/her right to all inventions, improvements, and discoveries, whether patentable or not, made or conceived by him/her during the period of employment by Lincoln Electric, or within one year after the termination of such employment, whether made within or without the course of employment or on his/her own time, relating in any way to the business of Lincoln Electric or resulting directly or indirectly from employment by Lincoln Electric. Employee represents that he/she has no agreement with any other person or company to assign inventions or which would otherwise conflict with this Agreement.

5. Employee will communicate to the President (or such other officer of Lincoln Electric as he shall designate) all such inventions, improvements, and discoveries and will assist Lincoln Electric in every proper way, at its expense, to obtain a patent or patents thereon, if patentable, in the United States and any other countries) and execute such instruments and do all other things necessary to assign such invention, improvement, or discovery to Lincoln Electric as its exclusive property.

6. Employee has made no inventions prior to the date hereof which are excluded from this agreement except:

         (a)
                  --------------------------------------------------------------
                  (If none, write in word "none" and cross out ensuing subparagraph {b}).

         (b) Those set forth on the attached list signed by Employee and by an officer of Lincoln Electric, a copy of which has been delivered with his/her copy of this Agreement.

7. Employee agrees that he/she will not disclose or utilize any information known to be a trade secret of previous employers or take any action while in the employ of Lincoln Electric which would violate any enforceable obligation he/she may have as the result of previous employment. Employee hereby states that he/she possesses no drawings or documents from prior employers which he/she should not have.


8. Employee acknowledges that:

         (i) the obligations under this Agreement are reasonable in the context of the nature of Lincoln Electric's business and the competitive injuries likely to be sustained by Lincoln Electric if Employee violated such obligations.

         (ii) the remedy at law available to Lincoln Electric for breach of any of Employee's obligations under this Agreement would be inadequate, and consents that in addition to any other remedies Lincoln Electric may have, temporary and permanent injunctive relief may be granted in any proceeding brought to enforce any provision in paragraphs 1 through 3, of this Agreement, without the necessity of proof of actual damage.



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Page 3.



     (iii) this Agreement is made in consideration of, and is adequately supported by Lincoln Electric's agreement to continue to employ Employee, which Employee acknowledges constitutes new and sufficient consideration; and,

     (iv) the employment relationship with Lincoln Electric is and, following the execution of this Agreement, shall continue to be terminable at anytime and for any reason by Lincoln Electric or by Employee subject to terms of the Lincoln Electric Guaranteed Employment Policy if applicable to Employee.


9. The failure of Lincoln Electric to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or of its enforcement.


10. This Agreement supersedes all previous agreements, written or oral, between Employee and Lincoln Electric. Changes in the duties of or compensation for my employment shall not in any way affect this Agreement which shall remain in full force and effect except as it may be modified by a subsequent agreement in writing.


11. All provisions contained in this Agreement are severable and, if any shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such provision was not contained herein.


12. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio. Employee agrees that the state and federal courts located in the State of Ohio shall have jurisdiction in any proceeding arising out of this Agreement.


IN WITNESS WHEREOF, Employee having read and understood the foregoing Provisions, has executed this Agreement as of this 9th day of February, 1995.


THE  LINCOLN  ELECTRIC  COMPANY



By: /s/ Anthony A. Massaro                    /s/ Raymond S. Vogt
   --------------------------------           ---------------------------------
                                              [ Signature of Employee ]